For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE LICENSES AZASITE™ FOR OCULAR INFECTIONS
- Leverages Commercial Infrastructure with Novel Ocular Anti-Infective Product -
AzaSite™ New Drug Application Currently Under Review by FDA with PDUFA Date in April -
- Conference Call Scheduled Today at 10:00 AM ET -

DURHAM, NC - February 16, 2007 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the signing of an exclusive licensing agreement with InSite Vision Incorporated (AMEX: ISV) for the U.S. and Canadian commercialization of AzaSite™ (1.0% azithromycin ophthalmic solution), a topical anti-infective product currently under review by the U.S. Food and Drug Administration (FDA) for the treatment of bacterial conjunctivitis.

Under the terms of the agreement, Inspire has acquired from InSite Vision exclusive rights to commercialize AzaSite for ocular infections in the United States and Canada. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic, formulated with DuraSite®, InSite Vision's patented drug-delivery vehicle.

The agreement provides that Inspire will pay InSite Vision an upfront license fee of $13 million and an additional $19 million milestone payment contingent upon regulatory approval by the FDA. Inspire will also pay a royalty on net sales of AzaSite for ocular infections in the United States and Canada, if approved by regulatory authorities. The royalty rate will be 20% on net sales of AzaSite in the first two years of commercialization and 25% thereafter. Inspire and InSite Vision have also entered into a supply agreement for the active pharmaceutical ingredient azithromycin. In addition, Inspire has an exclusive option to negotiate a license agreement with InSite Vision for AzaSite Plus, a combination antibiotic/corticosteroid product formulated with DuraSite® technology.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, commented, "The addition of AzaSite to our late-stage product portfolio leverages our therapeutic focus in ophthalmology, builds on the capabilities of our commercial organization and provides a sizable near-term revenue opportunity. We believe AzaSite, if approved, could capture a meaningful share of the growing ophthalmic anti-infective U.S. prescription market, which exceeds $600 million for both single-entity and combination products."

"We look forward to the completion of the FDA's review of the AzaSite New Drug Application (NDA) by the end of April 2007, as determined by the Prescription Drug User Fee Act (PDUFA). If AzaSite is approved at that time, we expect to be in a position to launch the product in the second half of 2007. Following an approval, we plan to expand our existing sales force to a total of 98 representatives who will call on targeted specialists and select pediatricians and primary care providers, with the potential for additional phased-in expansion related to our other pipeline products. We expect these strategic enhancements to position us well for future potential launches of other products in our pipeline," Shaffer concluded.

Terrence P. O'Brien, M.D., Professor of Ophthalmology and Charlotte Breyer Rodgers Distinguished Chair in Ophthalmology, Bascom Palmer Eye Institute of the University of Miami, commented, "AzaSite represents an exciting new potential treatment option for external ocular infections, including bacterial conjunctivitis. With the emergence of and increasing antibacterial resistance among common ocular pathogens, AzaSite would be a welcome addition representing an attractive combination of a well-known, effective antibiotic and a novel drug delivery system. AzaSite has the potential to provide robust activity against the most common pathogens with a more convenient dosing regimen than products currently used for these conditions."

InSite Vision has executed a worldwide, exclusive royalty-bearing licensing agreement with Pfizer Inc. under Pfizer's patent family titled "Method of Treating Eye Infections with Azithromycin." Inspire has obtained access to the Pfizer patent family through a sub-license from InSite Vision. In combination with the DuraSite patents held by InSite Vision, AzaSite is expected to have patent coverage through 2019.

Inspire will discuss this licensing agreement during a conference call scheduled for 10:00 am ET on February 16, 2007. To access the conference call, U.S. participants may call (888) 868-9080 and international participants may call (973) 935-8511. The conference ID number is 8460144. A live webcast and replay of the call will be available on Inspire's website at www.inspirepharm.com. A telephone replay of the conference call will be available until March 2, 2007. To access this replay, U.S. participants may call (877) 519-4471 and international participants may call (973) 341-3080. The conference ID number is 8460144.

About AzaSite™

AzaSite is azithromycin 1.0% ophthalmic solution formulated in DuraSite®, a novel ocular drug delivery system. Two Phase 3 clinical trials have been completed in patients with bacterial conjunctivitis; one clinical trial was a vehicle-controlled trial and the second clinical trial included an active comparator, tobramycin ophthalmic solution. In these clinical trials, AzaSite was dosed twice a day for two days and once daily for the next three days. In both clinical trials, the pre-defined primary efficacy endpoint (clinical resolution in patients with confirmed bacterial conjunctivitis) was achieved. Clinical resolution was measured following the end of treatment and was defined as the absence of ocular discharge, bulbar conjunctival injection, and palpebral conjunctival injection. Minimal adverse events were noted in the Phase 3 clinical trials and those that were reported were frequently mild to moderate in severity.

About Azithromycin

Azithromycin is a semi-synthetic antibiotic that is derived from erythromycin and has been available under the trade name Zithromax® by Pfizer Inc. since 1992. Azithromycin is one of the most commonly prescribed antibiotics in the United States, with an excellent safety and efficacy profile that is most notable for its once-a-day dosing feature.

About Bacterial Conjunctivitis

Bacterial conjunctivitis is a common ocular surface microbial infection characterized by inflammation of the conjunctivae, which are the mucous membranes covering the whites of the eyes and the inner side of the eyelids. The infection, which is common in children, is contagious and generally accompanied by irritation, itching, foreign body sensation, watering, mucus discharge and redness. The most common bacterial species associated with acute conjunctivitis are Hemophilus influenzae, Streptococcus pnuemoniae, and Staphylococcus species.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis and allergic rhinitis. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. AzaSite™ and DuraSite® are trademarks owned by InSite Vision Inc. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, the achievement and timing of regulatory review and approval by the FDA and Canadian regulatory authorities, sales estimates, the timing of a product launch, the timing and scope of an expansion to Inspire's sales and marketing force, the nature of the target physician group for the product if approved, Inspire's expectations regarding the impact of any sales force enhancement on its ability to co-promote existing products and position the Company for future potential launches of product candidates and the timing and effectiveness of patent coverage, are forward-looking statements involving risks and uncertainties. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, adverse developments in ongoing trials, successful manufacture of any approved product, Inspire's ability to launch any product, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, dependence on development and commercial acceptance of AzaSite, changes in the competition in the ocular infection market, general lack of experience in managed care and government contracting, the unpredictability of the duration and results of the FDA's review of regulatory submissions, changes in current and future pricing levels, changes in federal and state laws and regulations, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the FDA. Inspire can make no assurance that the FDA or the Canadian regulatory authorities will approve AzaSite or, if approved, the timing of such approval. If AzaSite is approved, Inspire will be subject to various regulatory requirements, including requirements relating to pricing, managed care, reimbursement, rebates, adverse event reporting and manufacturing, that have not previously been applicable to Inspire. In addition, Inspire will be responsible for manufacturing, supply, labeling and distribution in relation to the product, if approved. Inspire will need to create appropriate infrastructure to meet these regulatory and business requirements. If AzaSite is approved, Inspire expects to market the product to primary care physicians, which Inspire has not previously done. There is significant competition amongst biotechnology and pharmaceutical companies for the time and attention of primary care physicians. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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